Exhibit 99.1

Contacts:	Tad Walden Corporate Communications On Command Corporation Phone: 720-873-3321 Email: twalden@ocv.com

Bernard G. Dvorak SVP and CFO On Command Corporation Phone: 720-873-3200 Email: bdvorak@ocv.com

CORRECTION TO FOURTH PARAGRAPH OF PREVIOUS RELEASE (9/30/03)

On Command Corporation
Closes Refinancing

DENVER, CO – October 1, 2003 — On Command Corporation (OTCBB: ONCO), a leading provider of in-room interactive entertainment for the hotel industry and its guests, today announced the closing of a $40 million subordinated loan from Liberty Media Corporation (NYSE:L) as well as the closing of its Amended and Restated Credit Agreement with its bank lenders.

On Command and its bank lenders executed an Amended and Restated Credit Agreement on April 17, 2003 to replace the Company’s existing revolving credit facility.  The old facility provided for aggregate borrowings of $275 million, of which $265.6 million had been drawn as of June 30, 2003.  The Amended and Restated Credit Agreement provides for, among other things, a $235 million senior secured credit facility, consisting of a $50 million revolving credit facility and a $185 million term loan facility.  The Amended and Restated Credit Agreement provides for scheduled amortizations commencing September 30, 2003, with both facilities maturing on December 31, 2007.  Closing of the Amended and Restated Credit Agreement was conditioned on the contribution of $40 million by Liberty Media to On Command to be used to repay principal due, and permanently reduce lender commitments, pursuant to the Amended and Restated Credit Agreement.

The subordinated loan from Liberty Media provides for an interest rate of 10% per annum, matures on December 31, 2008, and is unsecured.

On September 9, 2003, On Command announced that it had entered into a definitive merger agreement with Liberty Media, through which Liberty Media would acquire the approximately 26% of the issued and outstanding shares of On Command common stock not already owned by Liberty Media and its affiliates.  Consummation of the merger is subject to the approval of the merger agreement by the shareholders of On Command and the satisfaction of certain closing conditions.

About On Command

On Command Corporation (www.oncommand.com) is a leading provider of in-room entertainment technology to the lodging and cruise ship industries.  On Command is a majority-owned subsidiary of Liberty Satellite & Technology, Inc. (OTCBB: LSTTA, LSTTB).

On Command entertainment services include:  on-demand movies; television Internet services using high-speed broadband connectivity; television email; short form television features covering drama, comedy, news and sports; PlayStation video games; and music-on-demand services through Instant Media Network, a majority-owned subsidiary of On Command Corporation and the leading provider of digital on-demand music services to the hotel industry.  All On Command products are connected to guest rooms and managed by leading edge video-on-demand navigational controls and a state-of-the art guest user interface system.  The guest menu system can be customized by hotel properties to create a robust platform that services the needs of On Command hotel partners and the traveling public.  On Command and its distribution network services more than 1,000,000 guest rooms, which touch more than 300 million guests annually.

On Command’s direct served hotel properties are located in the United States, Canada, Mexico and Spain.  On Command distributors serve cruise ships operating under the Royal Caribbean, Costa and Carnival flags.  On Command hotel properties include more than 100 of the most prestigious hotel chains and operators in the lodging industry:  Accor, Adam’s Mark Hotels & Resorts, Fairmont, Four Seasons, Hilton Hotels Corporation, Hyatt, Loews, Marriott (Courtyard, Renaissance, Fairfield Inn and Residence Inn), Radisson, Ramada, Six Continents Hotels (Inter-Continental, Crowne Plaza and Holiday Inn), Starwood Hotels & Resorts (Westin, Sheraton, W Hotels and Four Points), and Wyndham Hotels & Resorts.

Certain of the above statements, other than statements relating to the historical performance of On Command, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the actual results, performance, or achievements of On Command, or industry results, to differ materially from future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: general economic and business conditions and industry trends; the regulatory and competitive environment of the industry in which On Command operates; uncertainties inherent in new business strategies; new product launches and development plans, including the future profitability of such added services and the large capital expenditures involved; rapid technological changes; the acquisition, development and/or financing of telecommunications networks and services; the development and provision of new services, including the customer acceptance and use rates; future financial performance, including availability, terms and deployment of capital; the ability of vendors to deliver required equipment, software and services; availability of qualified personnel; changes in the nature of key strategic relationships with hotel chains and their franchises, including the renewal of existing agreements on favorable terms; and competitor responses to On Command’s products and services, and the overall market acceptance of such products and services. These factors are also discussed in On Command’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K and Form 10-Q. These forward-looking statements (and such risks, uncertainties and other factors) speak only as of the date hereof, and On Command expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in On Command’s expectations with regard thereto, or any other changes in events, conditions, or circumstances on which any such statement is based.

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